EXHIBIT 5

Joint Filing Agreement

         Pursuant to Rule 13d−1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that the Schedule 13D, as amended, to which this Joint Filing Agreement is being filed as Exhibit 5 shall be a joint statement filed on behalf of each of the undersigned.

Date: February 8, 2007

HYUNDAI SYSCOMM CORP.

By: /s/ Samuel Lee

       Samuel Lee

       Chairman of the Board

/s/ Samuel Lee

     Samuel Lee

/s/ David Choe

     David Choe